Exhibit 10.8
AMENDED AND RESTATED METAL SUPPLY AGREEMENT
between
NOVELIS INC.

(as Purchaser)

and

RIO TINTO ALCAN INC.

(as Supplier)
for the Supply of Sheet Ingot in North America
Dated as of January 1, 2008

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION	2

2. METAL	10

3. FORCE MAJEURE	16

4. ASSIGNMENT	18

5. TERM AND TERMINATION	19

6. EVENTS OF DEFAULT	19

7. DISPUTE RESOLUTION	21

8. MISCELLANEOUS	24

SCHEDULES

1 Product Premium

2 Metal Specifications

3 Shipment and Delivery Performance

AMENDED AND RESTATED METAL SUPPLY AGREEMENT
THIS AGREEMENT entered into in the City of Montréal, Province of Quebec, as of January  1, 2008.

BETWEEN:	NOVELIS INC., a corporation organized under the Canada Business Corporations Act (“Novelis” or the “Purchaser”);

AND:	RIO TINTO ALCAN INC. (formally known as Alcan Inc.), a corporation organized under the Canada Business Corporations Act (“Alcan” or the “Supplier”).
RECITALS:
WHEREAS the Parties, entered into a Metal Supply Agreement dated January 5, 2005 (the “Original Agreement”) relating to the supply of Metal at the Delivery Sites;
WHEREAS the Parties wish to modify certain of the terms and conditions of the Original Agreement and amend and restate the Original Agreement by this Agreement.
NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
For the purposes of this Agreement, the following terms and expressions and variations thereof shall, unless another meaning is clearly required in the context, have the meanings specified or referred to in this Section 1.1:
“Affected Party” has the meaning set forth in Section 3.1.
“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Amended and Restated Metal Supply Agreement, including all of the Schedules hereto.
“Alcan” means Rio Tinto Alcan Inc. and its successors and permitted assigns.

“Alcan Group” means Alcan and its Affiliates from time to time.
“Annual Base Quantity” means in respect of each Contract Year, *** Tonnes of Metal; provided that commencing in respect of the *** Contract Year, either Party, by notice to the other Party no later than 18 months prior to the commencement of a Contract Year, may reduce the Annual Base Quantity for such Contract Year and all subsequent Contract Years by *** Tonnes. Only one such reduction will be permitted to be exercised in respect of any Contract Year (i.e. the Annual Base Quantity may not be so reduced by more than *** Tonnes in any Contract Year, but the Annual Base Quantity may be reduced again in a subsequent Contract Year). For example, in ***, a Party reduces the Annual Base Quantity for *** and all subsequent Contract Years by *** Tonnes to *** Tonnes ; in ***, a Party reduces the Annual Base Quantity for *** and all subsequent Contract Years by an additional *** Tonnes to *** Tonnes ; no further reductions are made for the *** and *** Contract Years; in *** a Party reduces the Annual Base Quantity for *** and all subsequent Contract Years by an additional *** Tonnes to *** Tonnes and in *** a Party reduces the Annual Base Quantity for *** by an additional *** Tonnes to ***, in which case the Agreement shall terminate on ***.
“Applicable Law” means any applicable law, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.
“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.
“Business Day” means any day excluding (i) Saturday, Sunday and any other day which, in the City of Montréal (Canada) or in the City of New York (United States), is a legal holiday, or (ii) a day on which banks are authorized by Applicable Law to close in the city of Montréal (Canada) or in the city of New York (United States).

“Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar

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circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type contemplated in this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party or take actions that would reduce the benefits intended to be obtained by such Person under this Agreement.
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contract Price” means, for each Tonne of Metal sold and purchased hereunder in any month, the aggregate of the following:
(i)	the Midwest Price calculated for such month;

(ii)	minus the LME Discount Percentage of the LME 3-Month Aluminum Price for such month:
(a)	on the portion purchased in such month of the first *** Tonnes of Metal purchased in Contract Year ***;

(b)	on the portion purchased in such month of the first *** Tonnes of Metal purchased in Contract Year ***; and

(c)	on the portion purchased in such month of the first *** Tonnes of Metal purchased in Contract Year ***;
(iii)	plus the Product Premium in effect in such month;

(iv)	minus the Logistics Discount Amount applicable in such month ;

(v)	plus the Cut Premium, if any, applicable to such Metal;

(vi)	plus the Small Quantity Premium, if any, applicable to such Metal; and

(vii)	minus the Product Discount, if any, applicable to such Metal.
such amount shall be rounded upwards to the nearest Dollar.

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“Contract Year” means each Calendar Year during the Term, including any renewals thereof (sometimes referred to as Contract Year 1, Contract Year 2, etc.).
“CPT” means, to the extent not inconsistent with the provisions of this Agreement, CPT as defined in Incoterms 2000, published by the ICC, Paris, France, as amended from time to time.
“Cut Premium” means, in respect of each Tonne of Metal supplied hereunder, an amount equal to (i) $*** per Tonne for one butt, or (ii) $*** per Tonne for two butts; provided that Cut Premium is only applicable if the Purchaser has requested, in the Order relating to the applicable supply of Metal, that the Supplier remove butts of the supplied Metal.
“Default Interest Rate” means the rate of interest charged by the Supplier from time to time on late payments in accordance with Supplier’s normal commercial practice as indicated on invoices issued by Supplier to Purchaser hereunder.
“Defaulting Party” has the meaning set forth in Section 6.
“Delivery Site” means any of the following facilities of the Purchaser, as specified in each Order of Metal hereunder provided by the Purchaser:
(i)	Oswego Plant, Oswego, New York;

(ii)	Logan Aluminum, Russelville, Kentucky; or

(iii)	such other facilities of the Purchaser as may be agreed to by the Supplier.
“Disputes” has the meaning set forth in Section 7.1.
“Dollars” or “$” means the lawful currency of the United States of America.
“Event of Default” has the meaning set forth in Section 6.
“Force Majeure” has the meaning set forth in Section 3.2.

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“Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.
“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.
“Group” means Alcan Group or Novelis Group, as the context requires.
“ICC” means the International Chamber of Commerce.
“Incoterms 2000” means the set of international rules updated in the year 2000 for the interpretation of the most commonly used trade terms for foreign trade, as published by the ICC.
“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Liabilities” has the meaning set forth in the Separation Agreement.
“LME Discount Percentage” means ***%.

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“LME 3-Month Aluminum Price” for any calendar month, means the arithmetic average of the LME 3-Month seller’s price for primary high grade aluminum, as published in Metal Bulletin on each day during the calendar month preceding such calendar month or as otherwise determined pursuant to Section 2.6 (b). For avoidance of doubt, the LME 3-Month Aluminum Price for the month of April will be based on aluminum prices published during the month of March.
“LME” means the London Metal Exchange.
“Logistics Discount Amount” means, in respect of any supply to the Oswego, New York Delivery Site, a discount of $*** per Tonne.
“Metal” means aluminum sheet ingot having the specifications set forth in Schedule 2.
“Midwest Price” (i) with respect to purchases of Metal (a) in Contract Year *** up to *** Tonnes, (b) in Contract Year *** up to *** Tonnes and (c) in Contract Year *** up to *** Tonnes, for any calendar month when such purchases are shipped and applicable only to such purchases, means the arithmetic average of the “MW US Transaction” price for primary high grade aluminum, as published in Platt’s Metals Week on each day during the calendar month preceding such calendar month of shipment or as otherwise determined pursuant to Section 2.6 (b); and (ii) with respect to all other purchases of Metal for any calendar month when any such other purchases are shipped and applicable only to such other purchases, means the arithmetic average of the “MW US Transaction” price for primary high grade aluminum, as published in Platt’s Metals Week on each day during such calendar month of shipment or as otherwise determined pursuant to Section 2.6(b).
“Novelis” means Novelis Inc. and its successor and permitted assigns.
“Novelis Group” means Novelis and its Affiliates from time to time.
“Order” has the meaning set forth in Section 2.4.

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“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.
“Original Agreement” has the meaning set out in the Preamble to this Agreement.
“Party” means each of the Purchaser and the Supplier as a party to this Agreement and “Parties” means both of them.
“Person” means any individual, Business Concern or Governmental Authority.
“Product Discount” means $*** per Tonne in respect of (i) the first *** Tonnes of purchases in any Contract Year of Metal comprising alloys 5*** and 3*** in sizes *** and *** and (ii) any volume of such alloys and sizes purchased in a Contract Year in excess of *** Tonnes up to *** Tonnes (additional maximum *** Tonnes) to the extent and on an equal basis with each Tonne of Metal purchased in such Contract Year in excess of *** Tonnes up to *** Tonnes.
“Product Premium” means,
(i)	in respect of Metal supplied hereunder up to June 30, 2008, the premiums per Tonne set out in Schedule 1; and

(ii)	in respect of Metal supplied hereunder in each 12 month period from July 1 to June 30, commencing July 1, 2008, the applicable Product Premium at June 30 of the immediately preceding 12 month period plus an amount equal to the product of (i) the Product Premium for the immediately preceeding 12 month period and (ii) ***% of the percentage variation in the US PPI that has taken place between January 1 and December 31 in the last ended Contract Year.
“Purchaser” has the meaning set forth in the Preamble to this Agreement.
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

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“Sales Tax” means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed by a Governmental Authority pursuant to Applicable Law.
“Separation Agreement” means the Separation Agreement dated December 31, 2004 between the Parties, as amended, restated or modified from time to time.
“Small Quantity Premium” means the following premium amounts payable in respect of supplies hereunder where the alloy size combination ordered by the Purchaser in any Order is under the lesser of 100 Tonnes or one furnace load:

Quantity (Tonnes)	Premium Per Tonne
*** to ***	$***
*** to ***	$***
*** to ***, or one furnace load if smaller	$***
“Specifications” means specifications for Metal as set out in Schedule 2.
“Supplier” has the meaning set forth in the Preamble to this Agreement.
“Supplier Facilities” means the facilities of the Supplier located in any of the following locations, to be selected at the Supplier’s option:
(i)	Laterrière,

(ii)	Grande-Baie,

(iii)	Bécancour,

(iv)	Kitimat,

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(v)	or such other locations as may be agreed to by the Purchaser in accordance with Section 2.1(b).
“Term” has the meaning set forth in Section 5.1.
“Terminating Party” has the meaning set forth in Section 6.
“Third Party” means a Person that is not a Party to this Agreement, other than a member or an Affiliate of Alcan Group or a member or an Affiliate of Novelis Group.
“Tonne” means 1,000 kilograms.
“US PPI” means the Producer Price Index for industrial commodities (Series Id: WPUSOP2000), as published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.
1.2	Currency

All references to currency herein are to Dollars unless otherwise specified.

1.3	Vienna Convention

The Parties agree that the terms of the United Nations Convention (Vienna Convention) on Contracts for the International Sale of Goods (1980) shall not apply to this Agreement or the obligations of the Parties hereunder.
2.	METAL
2.1	Supply and Sale by the Supplier
(a)	Subject to the terms and conditions of this Agreement, beginning as of *** and continuing throughout the Term of this Agreement, the Supplier shall supply and sell to the Purchaser in each Contract year, “CPT the applicable Delivery Site”, a quantity of Metal equal to the Annual Base Quantity, subject to adjustment resulting from the monthly purchases of Metal pursuant to and in accordance with Section 2.4(i).

(b)	The Supplier shall supply Metal from a Supplier Facility of the Supplier’s choosing or from such other sources and locations as may be agreed by the Parties. If the Supplier wishes at any time to deliver

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Metal hereunder to the Purchaser from a source other than the facilities named in the definition of “Supplier Facilities” herein, it may do so provided such Metal complies with the Specifications and the Purchaser has confirmed in writing that the source of such Metal is acceptable to it. The Purchaser shall act reasonably in providing such confirmation.

(c)	The quantity of Metal which the Purchaser agrees to purchase and the Supplier agrees to supply hereunder shall be subject to reduction on a pro rata basis in the event the Supplier provides notice to the Purchaser that one of the Supplier Facilities owned by the Supplier has been temporarily or permanently shut down by the Supplier, provided such shut down has occurred as a result of a good faith decision by the Supplier that the continued operation of such Supplier Facility would be uneconomic or otherwise unviable or non value-maximizing for the Supplier. This reduction shall be for such quantity as may be agreed by the Parties and, failing agreement, shall be for such quantity as is equal to the Annual Base Quantity for the applicable Contract Year multiplied by the annual reduction capacity of Metal of the Supplier Facilities that have been shut down, and divided by the total annual production capacity of Metal of all Supplier Facilities before giving effect to the shutdown.

Annual Base Quantity for the relevant Contract Years and other related volume levels will be adjusted accordingly. Any reduction pursuant to this section 2.1(c) in the Supplier’s obligation to supply Metal shall only take effect 18 months after Supplier has provided notice thereof to Purchaser.

Likewise, should the Purchaser decide to shut down any of its facilities being supplied under this Agreement, Purchaser will be entitled to reduce Annual Base Quantities in a similar manner and with the same 18-month notice to Supplier.
2.2	Purchase by the Purchaser

Subject to the terms and conditions of this Agreement, beginning as of *** and continuing throughout the Term of this Agreement, the Purchaser shall purchase and take delivery from the Supplier in each Contract Year , “CPT the applicable Delivery Site” , a quantity of Metal equal to the Annual Base Quantity , subject to adjustment resulting from the monthly purchases of Metal pursuant to and in accordance with Section 2.4(i).

2.3	Notification of Estimated Quantities of Metal Required by the Purchaser

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a)	The Purchaser and the Supplier shall use Commercially Reasonable Efforts to arrange for shipping and delivery to be evenly spread on a monthly basis throughout each Contract Year.

b)	The quantity of Metal to be sold and purchased hereunder (i) in each calendar month of the Term shall not exceed ***% or be less than ***% of one twelfth (1/12) of the Annual Base Quantity for the relevant Contract Year and (ii) in each Contract Year shall not exceed the Annual Base Quantity for such Contract Year or be less than ***% of the Annual Base Quantity for such Contract Year. Any variations to the sale and purchase of the Annual Base Quantity in any Contract Year shall only occur as a result of the monthly purchases of Metal pursuant to and in accordance with Section 2.4(i).
2.4	Scheduling of Quantities

Subject to Section 2.3(b), throughout the Term of this Agreement, by the fifteenth (15th) day of each calendar month (and if such day is not a Business Day, on the Business Day immediately preceding such 15th day), the Purchaser shall notify the Supplier of:
(i)	the quantity of Metal it will purchase during the following calendar month (an “Order”); the Purchaser shall use Commercially Reasonable Efforts to ensure that the quantities identified in the Orders in each Contract Year are as nearly equal as possible, and in any event would not fluctuate in respect of delivery in any particular month by more or less than ***% of the Annual Base Quantity divided by 12; and

(ii)	the Purchaser’s best estimate (which is non-binding) of its Metal requirements during the two (2) calendar months following the calendar month referred to in Section 2.4 (i).
2.5	Supplier’s Shipping Obligations
(a)	The Supplier shall supply to the Purchaser, and the Purchaser shall purchase from the Supplier, in accordance with the terms hereof, in each month, such quantity of Metal as is identified by the Purchaser in respect of such calendar month in the Order for such month delivered by the Purchaser in accordance with Section 2.4 ;provided that during each calendar month the Purchaser, by notice to the Supplier, may vary the quantity of Metal to be purchased in such month to a quantity of

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Metal between ***% and ***% of the quantity of Metal identified in the Order for such calendar month, subject to meeting the requirements of Section 2.4(i) relative to minimum and maximum monthly quantities and of Section 2.3(b) relative to the Annual Base Quantity.

(b)	Notwithstanding the provisions of Incoterms 2000 and Section 2.9, the Supplier acknowledges its responsibility to make all necessary arrangements for the transportation of Metal to the Delivery Site on behalf of the Purchaser. The Supplier shall act as the disclosed agent of the Purchaser in entering into contracts for hiring carriers for the shipment of Metal under this Agreement. In doing this, the Supplier shall use Commercially Reasonable Efforts to obtain competitive freight rates and shall consult with the Purchaser before entering into any long term contracts for hiring carriers on behalf of the Purchaser. The Supplier shall use Commercially Reasonable Efforts to ensure that such transportation is suitable for delivering the Metal to the Delivery Site.
(c)	The Supplier undertakes to maintain the same practices and levels of service in respect of shipments of Metal hereunder consistent with its past and current practices. The Supplier undertakes to ensure that any shipments of Metal supplied hereunder:
(i)	to the Purchaser’s facilities at Oswego Plant, Oswego, New York, may be made by rail to an intermediate point (which may be Brockville, Ontario), with onward shipment to such Delivery Site by truck; and

(ii)	to the Purchaser’s facilities at the Logan Aluminum Plant, Russellville, Kentucky, may made by either rail or truck in accordance with current practice. Changes to current practice require mutual agreement.
(d)	Matters regarding shipment and delivery performance hereunder shall be governed by the provisions of Schedule 3.
2.6	Price
(a)	The price payable by the Purchaser to the Supplier for each Tonne of Metal sold and purchased pursuant to Sections 2.1 and 2.2 shall be the Contract Price. The calendar month used for calculating the Contract

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Price for any shipment of Metal shall be the calendar month of shipment set forth in the relevant Order.

(b)	In the event that (i) LME ceases or suspends trading in aluminum, (ii) Platt’s Metal Week ceases to be published or ceases to publish the relevant reference price for determining the Midwest Price, or (iii) Metal Bulletin ceases to be published or ceases publication of the relevant reference price for determining the LME 3-Month Aluminum Price, the Parties shall meet with a view to agreeing on an alternative publication or, as applicable, reference price. If the Parties fail to reach an agreement within sixty (60) days of any Party having notified the other to enter into discussions to agree to an alternative publication or reference price, then the Chairman of the LME in London, England or his nominee shall be requested to select a suitable reference in lieu thereof and an appropriate amendment to the terms of this Section 2.6. The decision of the Chairman or his nominee shall be final and binding on the Parties.

(c)	The Supplier shall use Commercially Reasonable Efforts to review its costing practices with a view to reducing the alloy size combination to less than one furnace load.
2.7	Quality
(a)	Metal supplied under this Agreement shall comply with the Specifications set forth in Schedule 2. The Supplier shall use Commercially Reasonable Efforts to notify the Purchaser prior to shipment of any Metal that does not meet Specifications. The Purchaser shall not be required to accept delivery of any Metal that does not meet Specifications. If the Purchaser does not accept delivery of Metal not meeting Specifications, the Supplier’s obligation shall be limited to the assumption of all costs for return of such Metal to the Supplier, and for the delivery of replacement Metal to the Purchaser. All other express or implied warranties, conditions and other terms relating to Metal hereunder, including warranties relating to merchantability or fitness for a particular purpose, are hereby excluded to the fullest extent permitted by Applicable Law.

(b)	If the Specifications for Metal supplied by the Supplier change, the Supplier may propose that the Specifications set forth in Schedule 2 be amended to reflect such changes. If the revised Specifications do not result in increased costs for the processing of such Metal by the Purchaser, the Purchaser shall not unreasonably withhold or delay its consent to such changed specifications.

2.8	Payment
(a)	The Purchaser shall pay the Supplier in full, in accordance with Supplier’s commercial invoice, for each shipment of Metal meeting the Specifications set out in Schedule 2 or otherwise accepted by Purchaser. Payment shall be made on the first (1st) day and fourteenth (14th) day of each month during the Term (each a “Payment Date”), or if such day is not a Business Day, then on the immediately following Business Day. Payment shall be made on each Payment Date in respect of all invoices issued more than 30 days prior to such payment date and not previously paid, with invoices issued after such date being payable on the next following Payment Date.

(b)	If the Purchaser believes that a shipment of Metal does not meet the Specifications set out in Schedule 2 and has rejected such shipment in a timely manner in accordance with the terms hereof, it need not pay the invoice. However, if the Purchaser subsequently accepts that the Metal complies with the Specifications set out in Schedule 2, the Purchaser shall pay the invoice and, if payment is overdue pursuant to Section 2.8(a) above, interest in accordance with Section 2.8(c).

(c)	If any payment required to be made pursuant to Section 2.8(a) above is overdue, the full amount shall bear interest at a rate per annum equal to the Default Interest Rate calculated on the actual number of days elapsed, accrued from and excluding the date on which such payment was due, up to and including the actual date of receipt of payment in the nominated bank or banking account.

(d)	All amounts paid to the Supplier or the Purchaser hereunder shall be paid in Dollars by wire transfer in immediately available funds or by ACH to the account specified by the Supplier or Purchaser, as applicable, by notice from time to time by one Party to the other hereunder.

(e)	If any Party fails to purchase or supply, as applicable, any quantity of Metal in any month as required under the terms of this Agreement, such Party shall be liable to the other Party for all direct damages, losses and costs resulting from such failure, provided that such other Party shall use its Commercially Reasonable Efforts to mitigate such damages, losses and costs.
2.9	Delivery

Metal shall be delivered CPT the Delivery Site identified in each Order. The delivery of Metal pursuant to this Section 2.9 shall be governed by Incoterms 2000, as amended from time to time.

2.10	Title and Risk of Loss

Title to and risk of damage to and loss of Metal shall pass to the Purchaser as the Metal is delivered by the Supplier to the carrier.

2.11	Purchaser as Principal

Purchaser warrants that all Metal to be purchased hereunder shall be purchased for Purchaser’s own consumption. Purchaser agrees that it shall not re-sell or otherwise make available to any Person any Metal purchased from the Supplier hereunder, other than in respect of transactions undertaken in small quantities by the Purchaser to balance purchases or Purchaser’s metal position.

2.12	Potential Alloy Size Combinations

During the Term, the Parties shall continue to explore in good faith potential alloy size combinations where the Purchaser could order significant volumes at an appropriate discount to the Contract Price to be agreed by the Parties.

2.13	Continuous Supply Chain Improvement

The Parties shall form a work group comprised of four representatives of each Party to identify opportunities to improve the supply chain, to agree on performance metrics and to determine appropriate financial penalties and incentives relative to target performance levels. The Parties shall use Commercially Reasonable Efforts to complete such process by June 30, 2008. This Agreement, including Schedule 3, will be modified accordingly to reflect any agreements reached by the Parties in connection with such process.

3.	FORCE MAJEURE

3.1	Effect of Force Majeure

No Party shall be liable for any loss or damage that arises directly or indirectly through or as a result of any delay in the fulfilment of or failure to fulfil its obligations in whole or in part (other than the payment of money as may be owed by a Party) under this Agreement where the delay or failure is due to Force Majeure. The obligations of the Party affected by the event of Force Majeure (the “Affected Party”) shall be suspended, to the extent that those obligations are affected by the event of Force Majeure, from the date the Affected Party first gives notice in respect of that event of Force Majeure until cessation of that event of Force Majeure (or the consequences thereof).

3.2	Definition

“Force Majeure” shall mean any act, occurrence or omission (or other event), subsequent to the commencement of the Term hereof, which is beyond the reasonable control of the Affected Party including, but not limited to: fires, explosions, accidents, strikes, lockouts or labour disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organisation exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities, the invocation of Force Majeure by any party to an agreement under which any Party’s operations are affected, and any declaration of Force Majeure by the facility producing the Metal, or any other event beyond the reasonable control of the Parties whether or not similar to the events or occurrences enumerated above. In no circumstances shall problems with making payments constitute Force Majeure.

3.3	Notice

Upon the occurrence of an event of Force Majeure, the Affected Party shall promptly give notice to the other Party hereto setting forth the details of the event of Force Majeure and an estimate of the likely duration of the Affected Party’s inability to fulfil its obligations under this Agreement. The Affected Party shall use Commercially Reasonable Efforts to remove the said cause or causes and to resume, with the shortest possible delay, compliance with its obligations under this Agreement provided that the Affected Party shall not be required to settle any strike, lockout or labour dispute on terms not acceptable to it. When the said cause or causes have ceased to exist, the Affected Party shall promptly give notice to the other Party that such cause or causes have ceased to exist.

3.4	Pro Rata Allocation

If the Supplier’s supply of any Metal to be delivered to the Purchaser is stopped or disrupted by an event of Force Majeure, the Supplier shall have the right to allocate its available supplies of such Metal, if any, among any or all of its existing customers whether or not under contract, in a fair and equitable manner. In addition, where the Supplier is the Affected Party, it may (but shall not be required to) offer to supply, from another source, Metal of similar quality in substitution for the Metal subject to the event of Force Majeure to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

3.5	Consultation

Within thirty (30) days of the cessation of the event of Force Majeure, the Parties shall consult with a view to reaching agreement as to the Supplier’s obligation to provide, and the Purchaser’s obligation to take delivery of, that quantity of Metal that could not be sold and purchased hereunder because of the event of Force Majeure, provided that any such shortfall quantity has not been replaced by substitute Metal pursuant to the terms above.

In the absence of any agreement by the Parties, failure to deliver or accept delivery of Metal which is excused by or results from the operation of the foregoing provisions of this Section 3 shall not extend the Term of this Agreement and the quantities of Metal to be sold and purchased under this Agreement shall be reduced by the quantities affected by such failure.

3.6	Termination
(a)	If an event of Force Majeure where the Affected Party is the Purchaser shall continue for more than *** consecutive calendar months, then the Supplier shall have the right to terminate this Agreement.

(b)	If an event of Force Majeure where the Affected Party is the Supplier shall continue for more than *** consecutive calendar months, then the Purchaser shall have the right to terminate this Agreement.
4.	ASSIGNMENT

4.1	Prohibition on Assignments

No Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement except as permitted by Section 4.2, without the prior written consent of the other Party.

4.2	Assignment within Alcan Group or Novelis Group
(a)	With the consent of Novelis, such consent not to be unreasonably withheld or delayed, Alcan may elect to have one or more of the Persons comprising the Alcan Group assume the rights and obligations of the Supplier under this Agreement, provided that
(i)	Alcan shall remain fully liable for all obligations of the Supplier hereunder, and

(ii)	the transferee will remain at all times a member of the Alcan Group;
any such successor to Alcan as a Supplier under this Agreement shall be deemed to be the “Supplier” for all purposes of the Agreement.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	With the consent of Alcan, such consent not to be unreasonably withheld or delayed, Novelis may elect to have one or more of the Persons comprising the Novelis Group assume the rights and obligations of the Purchaser under this Agreement, provided that
(i)	Novelis shall remain fully liable for all obligations of the Purchaser hereunder, and

(ii)	the transferee will remain at all times a member of the Novelis Group;
any such successor to Novelis as Purchaser under this Agreement shall be deemed to be the “Purchaser” for all purposes of this Agreement.
5.	TERM AND TERMINATION

5.1	Term

The term of this Agreement (the “Term”) shall commence on *** and shall terminate on ***, unless terminated earlier or automatically renewed pursuant to the provisions of this Agreement.

5.2	Renewal

Unless terminated earlier, this Agreement shall be automatically renewed for successive periods of one year until such time as the Annual Base Quantity for a Contract Year has been reduced to zero, in which case this Agreement shall terminate at the expiry of the Contract Year immediately preceding such Contract Year.

5.3	Termination

This Agreement shall terminate:
(a)	upon expiry of the Term, as extended pursuant to automatic renewal;

(b)	upon the mutual agreement of the Parties prior to the expiry of the Term;

(c)	pursuant to Section 3.6 as a result of Force Majeure; or

(d)	upon the occurrence of an Event of Default, in accordance with Section 6.
6.	EVENTS OF DEFAULT

This Agreement may be terminated in its entirety immediately at the option of a Party (the “Terminating Party”), in the event that an Event of Default occurs in relation to the other Party (the “Defaulting Party”), and such

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

termination shall take effect immediately upon the Terminating Party providing notice to the Defaulting Party of the termination.

For the purposes of this Agreement, each of the following shall individually and collectively constitute an “Event of Default” with respect to a Party:
(a)	such Party defaults in payment of any payments which are due and payable by it pursuant to this Agreement, and such default is not cured within thirty (30) days following receipt by the Defaulting Party of notice of such default;
(b)	such Party breaches any of its material obligations pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within sixty (60) days after receipt of notice from the non-defaulting Party specifying the default with reasonable detail and demanding that it be cured, provided that if such breach is not capable of being cured within sixty (60) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the sixty (60) day period, no Event of Default under this paragraph (b) shall occur;

(c)	in relation to the Purchaser (1) upon the occurrence of a Non Compete Breach (as defined in the Separation Agreement) and the giving of notice of the termination of this Agreement by Alcan to Novelis Inc. pursuant to Section 14.03(b) of the Separation Agreement and pursuant to this paragraph of this Agreement, or (2) upon the occurrence of a Change of Control Non Compete Breach (as defined in the Separation Agreement) and the giving of notice of the termination of this Agreement by Alcan to Novelis Inc. pursuant to Section 14.04(e) of the Separation Agreement, in which event the termination of this Agreement shall be effective immediately upon Alcan providing Novelis Inc. notice pursuant to Section 14.03(b) or Section 14.04(e) of the Separation Agreement;

(d)	such Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days; or

(e)	proceedings are commenced by or against such Party under the laws of any jurisdiction relating to reorganization, arrangement or compromise.
7.	DISPUTE RESOLUTION

7.1	Disputes

The provisions of this Section 7 shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement (a “Dispute”).

7.2	Negotiation

The Parties hereby undertake to attempt in good faith to resolve any Dispute by way of negotiation between senior executives who have authority to settle such Dispute. In furtherance of the foregoing, any Party may initiate the negotiation by way of a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such Party). A copy of any Escalation Notice shall be given to the Chief Legal Officer of each Party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such negotiation may be established by the Parties from time to time; provided, however, that the negotiation shall be completed within thirty (30) days of the date of the Escalation Notice or within such longer period as the Parties may agree in writing prior to the expiration of the initial thirty-day period.

7.3	Mediation
(a)	If the Dispute has not been resolved by negotiation as provided in Section 7.2 within thirty (30) days of the date of the Escalation Notice or such extended period as may be agreed by the Parties, or should the Parties fail to meet within the said thirty-day period, the Parties shall endeavour to settle the Dispute by mediation. The Party wishing to refer a Dispute to mediation shall give written notice to the other (the “Mediation Notice”) describing the Dispute, requiring that the Dispute be submitted to mediation and proposing the name of a suitable person to be appointed mediator.

(b)	If the other Party rejects the proposed mediator and the Parties are unable to agree on a mediator within fifteen (15) days of the Mediation Notice, then either Party may request the CPR Institute for Dispute Resolution to appoint a mediator from the CPR Panel of Distinguished Neutrals.

(c)	The mediator shall be entitled to make recommendations to the Parties which, unless the Parties agree otherwise, shall not be binding upon them.

(d)	The mediation shall continue until the earliest to occur of the following: (i) the Parties reach agreement as to the resolution of the Dispute, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) sixty (60) days have elapsed since the appointment of the mediator.

(e)	Each Party shall bear its own costs in connection with the mediation; the fees and disbursements of the mediator shall be borne equally by the Parties.

(f)	If the Parties accept any recommendation made by the mediator or otherwise reach agreement as to the resolution of the Dispute, such agreement shall be recorded in writing and signed by the Parties, whereupon it shall become binding upon the Parties and have, as between them, the authority of a final judgment or arbitral award (res judicata).

(g)	The mediation shall be confidential and neither the Parties (including their auditors and insurers) nor their counsel and any Person necessary to the conduct of the mediation nor the mediator or any other neutral involved in the mediation shall disclose the existence, content (including submissions made, positions adopted and any evidence or documents presented or exchanged), or outcome of any mediation hereunder without the prior written consent of the Parties, except as may be required by Applicable Law or the applicable rules of a stock exchange.

(h)	In the event that a Dispute is referred to arbitration in accordance with Section 7.4 below, the mediator or any other neutral involved in the mediation shall not take part in the arbitration, whether as a witness or otherwise, and any recommendation made by him in connection with the mediation shall not be relied upon by either Party without the consent of the other Party and of the mediator or neutral, and neither Party shall make use of or rely upon information supplied, positions adopted, or arguments raised, by the other Party in the mediation.

(i)	Subject to the right of the Parties to seek interim or conservatory relief from a court of competent jurisdiction, as provided below in Section 7.4 (e) neither Party shall be entitled to refer a Dispute to arbitration unless the dispute has first been the subject of an Escalation Notice and been referred to mediation in accordance with Sections 7.2 and 7.3.

7.4	Arbitration
(a)	Any Dispute which has not been resolved by negotiation or mediation as provided herein shall, upon the request of either Party, be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (“LCIA”) then in force (the “LCIA Rules”).

(b)	The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Montréal, Canada. The language of the arbitration shall be English.

(c)	The costs of the arbitration shall be specified by the arbitral tribunal and shall be borne by the unsuccessful Party, unless the arbitral tribunal, in its discretion, determines a different apportionment, taking all relevant circumstances into account. The costs of arbitration include, in addition to the costs of the arbitration as determined by the LCIA Court under Article 28.1 of the LCIA Rules, the legal and other costs incurred by the Parties, including: (i) the reasonable travel and other expenses of witnesses; (ii) the reasonable fees and expenses of expert witnesses; and (iii) the costs of legal representation and assistance, to the extent that the arbitral tribunal determines that the amount of such costs is reasonable.

(d)	The arbitral tribunal shall endeavour to issue its award within sixty (60) days of the last hearing of the substantive issues in dispute between the Parties; however, the arbitral tribunal shall not lose jurisdiction if it fails to respect this delay. The arbitral award shall be final and binding.

(e)	For the purposes of any interim or conservatory measure that may be sought in aid of the arbitration proceedings, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the competent court in the judicial district of Montréal, Canada, and waive any right to invoke, and they hereby agree not to invoke, any claim of forum non conveniens, inconvenient forum, or transfer or change of venue. Without prejudice to such interim or conservatory remedies as may be obtained from a competent court, the arbitral tribunal shall have full authority to grant interim or conservatory remedies and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(f)	Neither the Parties (including their auditors and insurers) nor their counsel and any Person necessary to the conduct of the arbitration nor the arbitrators shall disclose the existence, content (including submissions and any evidence or documents presented or exchanged), or outcome of any arbitration hereunder without the prior written consent of the Parties, except as may be required by Applicable Law or the applicable rules of a stock exchange.
7.5	Continuing Obligations

The existence of a Dispute between the Parties with respect to this Agreement shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of such Dispute.

8.	MISCELLANEOUS

8.1	Construction

In this Agreement, unless a clear contrary intention appears:

the singular number includes the plural number and vice versa;
(a)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(b)	reference to any gender includes each other gender;

(c)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

(d)	reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(e)	“herein”, “hereby”, “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular Article, Section or other provision hereof or thereof;

(f)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(g)	the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(h)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(i)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
8.2	Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) on the date of delivery, if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of actual receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as follows:
If to the Purchaser, to:
Novelis Inc.
3399 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326
Fax: 404-814-4272
Attention: General Counsel
If to the Supplier, to:
Rio Tinto Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec
H3A 3G2
Fax: 514-848-8115
Attention: Chief Legal Officer
Any Party may, by notice to the other Party, change the address or fax number to which such notices are to be given.

8.3	Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, irrespective of conflict of laws principles under Quebec law, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

8.4	Judgment Currency

The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Dollars due, and each Party hereby, as a separate obligation and notwithstanding any such judgment or award, agrees to indemnify the other Party against, and to pay to such Party on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

8.5	Entire Agreement

This Agreement and the schedules hereto and the specific agreements contemplated herein contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, including the Original Agreement and the letter agreement dated July 11, 2007, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

8.6	Severability

If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.7	Survival

The obligations of the Parties under Sections 2.6, 2.7, 2.8, 7, 8.14 and 8.15 and liability for the breach of any obligation contained herein shall survive the expiration or earlier termination of this Agreement.

8.8	Execution in Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

8.9	Amendments

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

8.10	Waivers

No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.

8.11	No Partnership

Nothing contained herein or in the Agreement shall make a Party a partner of any other Party and no Party shall hold out the other as such.

8.12	Taxes, Royalties and Duties

All royalties, taxes and duties imposed or levied on any Metal delivered hereunder (other than any taxes on the income of the Supplier) shall be for the account of and paid by the Purchaser.

8.13	Limitations of Liability

Neither Party shall be liable to the other Party for any indirect, collateral, incidental, special, consequential or punitive damages, lost profit or failure to realize expected savings or other commercial or economic loss of any kind, howsoever caused, and on any theory of liability (including negligence) arising in any way out of this Agreement.

8.14	Confidentiality
(a)	Subject to Section 8.15, each Party shall hold, and shall cause its respective Group members and its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary Information, all confidential and proprietary Information concerning the other Group (or any member thereof) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other Group (or any member thereof) or by any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or their respective Representatives at any time pursuant to this Agreement or the transactions contemplated hereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause its respective Group members, Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) lawfully acquired by such Party (or any member of the Group to which such Party belongs or any of such Party’s Affiliates) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary Information of the other Party (or any member of the Group to which such Party belongs).

(b)	Each Party shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 8.14(a).

(c)	Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 8.15. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each

Party will promptly, after request of the other Party and at the election of the Party receiving such request, return to the other Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon) and destroy all Information in an electronic or otherwise intangible form and certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, the Parties agree that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.
8.15	Protective Arrangements

In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines on the advice of its counsel that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such Party belongs), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the other Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Requesting Party so that the Requesting Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 8.15. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Requesting Party. Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Requesting Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.
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IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Metal Supply Agreement to be executed by their duly authorized representatives.

NOVELIS INC.
By:	/s/ Martha Brooks
Name:
Title:

RIO TINTO ALCAN INC.
By:	/s/ Jacynthe Cote
Name:
Title: